Exhibit 2.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CLOUDASTRUCTURE, INC.

Cloudastructure, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.                The name of the Corporation is Cloudastructure, Inc. The Corporation was originally incorporated under the name “Connexed Technologies, Inc.”. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 28, 2003.

2.                This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.                The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Cloudastructure, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by S. Richard Bentley, a duly authorized officer of the Corporation, on April 16, 2020.

/s/ S. Richard Bentley
S. Richard Bentley,
Chief Executive Officer

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EXHIBIT A

ARTICLE I

The name of the Corporation is Cloudastructure, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 2400, Wilmington, County of New Castle, 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE IV

The Corporation is authorized to issue two classes of stock which shall be designated, respectively, “Class A Common Stock” and “Class B Common Stock.” The total number of shares of stock that the corporation shall have authority to issue is 350,000,000, consisting of 250,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 100,000,000 shares of Class B Common Stock, $0.0001 par value per share.

Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each twenty (20) shares of Common Stock of this Corporation that are issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically reclassified, combined and changed (without any further action by the stockholders or any other person) into one (1) fully paid and nonassessable share of Class B Common Stock (the “Reverse Stock Split”). The Corporation shall not issue any fractional shares of Class B Common Stock in the Reverse Stock Split. All shares of reclassified Class B Common Stock that are held by a stockholder as a result of the Reverse Stock Split shall be aggregated. If, after taking into account such aggregation of shares of Common Stock held by a stockholder, the Reverse Stock Split would result in the issuance of any fractional share, such stockholder shall instead have the right to receive cash equal to the fair value of such fractional interest as determined by the Board. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock (the “Old Certificates”) shall, following the Effective Time, represent that number of shares of Class B Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

ARTICLE V

The terms and provisions of the Common Stock are as follows:

1.                Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a)              “Change of Control” means (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation. The treatment of any transaction or series of related transactions as a Change of Control may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

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(b)             “Common Stock” shall mean, after the Effective Time, the Class A Common Stock and Class B Common Stock, collectively.

(c)              “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(d)             “Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.

(e)              “Corporation” shall mean Cloudastructure, Inc.

(f)              “Liquidation Event” shall mean (i) a Change of Control; or (ii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(g)             “Permitted Entity” shall mean with respect to any Class B Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Section 3(b) established by or for such Class B Stockholder, so long as such entity meets the requirements set forth in Section 3(b).

(h)             “Transfer” of a share of Class B Common Stock shall mean (i) any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, or (ii) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction shall not be considered a “Transfer” within the meaning of this Section 1(h),:so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer.”

(i)               “Voting Control” shall mean the power to vote or direct the voting of the applicable voting security by proxy, voting agreement or otherwise.

2.                Conversion of Class B Common Stock.

(a)              Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(b)             Automatic Conversion upon Transfer. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the Transfer of such share; provided, however, the following exceptions (the “Exempted Transfers”) shall not trigger an automatic conversion:

(i)               a Transfer of Class B Common Stock by a Class B Stockholder or such Class B Stockholder’s Permitted Entities to another Class B Stockholder or such Class B Stockholder’s Permitted Entities;

(ii)             a Transfer by a Class B Stockholder to any of the following Permitted Entities, and from any of the following Permitted Entities back to such Class B Stockholder and/or any other Permitted Entity by or for such Class B Stockholder:

(1)             a trust for the benefit of such Class B Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and provided, further that in the event such Class B Stockholder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

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(2)             a trust for the benefit of persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and provided, further that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(3)             a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (the “Code”) and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(4)             an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided further that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(5)             a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(6)             a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(7)             a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(c)              Automatic Conversion Post IPO upon Election of Founder. At any time following the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, each outstanding share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock (and any outstanding right to receive shares of Class B Common Stock upon the exercise of, conversion of or settlement of Convertible Securities shall be automatically converted into the right to receive shares of Class A Common Stock on the same one-for-one basis) upon the affirmative vote or written consent of the holders of a majority of the Class B Common Stock then outstanding and held by the Founder and Permitted Entities of the Founder, or, if later, the effective date for such conversion specified by such vote or written consent. For purposes of this Section 3(c) only, “Founder” shall mean S. Richard Bentley.

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(d)             Effect of Conversion. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section 3(a) or Section 3(c), such conversion shall be deemed to have been made at the time that the Corporation’s transfer agent receives the written notice required pursuant to Section 3(a) or the time of the affirmative vote or written consent of the applicable holders of Class B Common Stock pursuant to Section 3(c) (or a later date specified by such vote or written consent), as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease, and the person or persons in whose name or names the certificate or certificates, if any, representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were converted. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 3 shall be retired and shall not be reissued.

(e)              Adjustments for Subdivisions or Combinations of Common Stock. In the event that the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock shall be subdivided or combined in the same proportion and manner. In the event that the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock shall be subdivided or combined in the same proportion and manner.

(f)              Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock into shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(g)             Administration. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual-class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, provided that the rights of the holders are not adversely affected, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

3.                Voting.

(a)              Voting in General.

(i)               Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder as of the applicable record date.

(ii)             Each holder of shares of Class B Common Stock shall be entitled to twenty (20) votes for each share of Class B Common Stock held by such holder as of the applicable record date.

(iii)           Except as otherwise expressly provided herein or by applicable law, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote together as one class, and not as separate classes, on all matters (including the election of directors) submitted to a vote or for the written consent of the stockholders of the Corporation. Other than as provided herein or required by law, there shall be no voting by the holders of Class A Common Stock or Class B Common Stock on a separate class basis.

(b)             Adjustment in Authorized Class A Common Stock and Class B Common Stock.

(i)               The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock then outstanding) by an affirmative vote of the holders of outstanding shares of Common Stock having a majority of total voting power of the Common Stock (voting together as a single class on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Class A Common Stock.

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(ii)             The number of authorized shares of Class B Common Stock may not be increased or decreased unless approved by an affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

4.                Liquidation. In connection with any Liquidation Event, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1.       To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2.       The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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